Exhibit 2.5


                                 SECOND ADDENDUM
                                 ---------------
                                       TO
                                       --
                              ACQUISITION AGREEMENT
                              ---------------------

         THIS SECOND ADDENDUM TO ACQUISITION AGREEMENT, dated as of April 15, 2005, ("Addendum"), is entered into by and among SEQUOIA NATIONAL BANK, a national banking association ("Sequoia"), FIRST NATIONAL BANK OF NORTHERN CALIFORNIA, a national banking association ("FNB"), HEMISPHERE NATIONAL BANK, a national banking association ("HNB"), PRIVEE FINANCIAL, INC., a Delaware corporation ("Privee"), and SNB INTERIM NATIONAL BANK, an interim national banking association ("Interim Bank").

                                    Recitals:
                                    --------

         A. Sequoia, FNB, HNB and Privee have entered into a certain Acquisition Agreement, dated as of November 5, 2004, as amended by a certain First Addendum to Acquisition Agreement, dated as of December 13, 2004, (the "Agreement").

         B. The Agreement contemplates that, upon organization of the Interim Bank, the Interim Bank would become a party to the Agreement by the execution and delivery of an addendum to the Agreement, in form and substance acceptable to Sequoia, FNB, HNB, Privee and the directors and shareholders of the Interim Bank.

         C. Effective as of January 14, 2005, FNB obtained preliminary approval of the Office of the Comptroller of the Currency (the "OCC") to organize the Interim Bank; and the execution and delivery of this Addendum has been authorized and approved by the directors and shareholders of the Interim Bank.

         D. HNB and Privee have withdrawn all of their regulatory applications pending with the OCC and the Board of Governors of the Federal Reserve System and desire to be released from all of their obligations under the Agreement. Sequoia, FNB and Interim Bank desire to proceed with an alternative closing, as described in Section 5.5 of the Agreement, and are willing to release HNB and Privee from all of their obligations under the Agreement, subject to the terms of this Addendum.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and in the Agreement, the parties hereto agree as follows:

         1. SNB Interim National Bank as Party. Sequoia, FNB, HNB, Privee and Interim Bank hereby agree that, effective upon the execution and delivery of this Addendum, Interim Bank shall become a party to the Agreement and shall be bound by all of the provisions thereof.

         2. Alternative Closing. Sequoia, FNB, HNB, Privee and Interim Bank hereby acknowledge and agree as follows:

         (a) Under Section 5.5 of the Agreement, FNB and Sequoia have agreed to consummate and close the Consolidation and the Liquidation without also closing the Stock Purchase and the Bank Merger in the event that any material condition to the Closing of the Stock Purchase and the Bank Merger is impossible to satisfy in a timely manner.

         (b) Receipt by HNB and Privee of regulatory approvals (from the OCC and the Board of Governors of the Federal Reserve System, respectively) is a material condition to the Closing of the Stock Purchase and the Bank Merger and such approvals have not been obtained as of the date of this Addendum.

         (c) As of the date of this Addendum, HNB and Privee shall cease to be parties to the Agreement, Articles 3 and 4 of the Agreement shall be deemed null and void and of no further force or effect, and FNB, Interim Bank and Sequoia may immediately proceed to close the Consolidation and the Liquidation, as contemplated by Section 5.5 of the Agreement.

         (d) FNB, Interim Bank and Sequoia agree that, at the Closing contemplated by Section 5.5 of the Agreement, Article 2 of the Agreement (the Plan of Liquidation) shall be effected by a merger of the Consolidated Bank with and into FNB, pursuant to a merger agreement (the "Merger Agreement") to be executed between the Consolidated Bank and FNB in a form acceptable to FNB, Interim Bank, Sequoia and the OCC. The Plan of Liquidation, in the form attached to the Acquisition Agreement as Exhibit D, shall provide for a liquidation of the Consolidated Bank pursuant to the Merger Agreement (rather than by a transfer of assets and liabilities to FNB and transfer of the Sequoia national bank charter to HNB). The corporate existence (including the national bank charter) of the Consolidated Bank shall terminate upon the effectiveness of the Merger Agreement (and in accordance with its terms). Also, Section 2.5 of the Acquisition Agreement shall be deemed null and void and of no further force or effect.

         (e) In consideration of the mutual benefit to be derived from a release of claims, and as a material inducement to enter into this Addendum, Sequoia, FNB and Interim Bank, on the one hand, and HNB and Privee on the other hand, for themselves as well as for any legal successors and assigns, hereby release and forever discharge each other and each of their past and present directors, officers, trustees, shareholders, agents, employees, affiliated companies, and each of their respective agents, accountants, attorneys and other legal representatives, and their successors and assigns (collectively, their "Associated Parties") from any and all claims, demands, liabilities, damages, obligations, actions and causes of actions, whether or not known or suspected, which in the past they owned or held or presently own or hold against each other or their Associated Parties, based upon or arising out of any matter, cause, fact, thing, act or omission occurring or existing at any time through the date of this Addendum, in any way involving, related to, connected with or arising from the Agreement.

         (f) The parties hereto understand and agree that the claims released hereby are intended to and do include any and all claims of every nature and kind whatsoever, known, unknown, suspected or unsuspected which each may have against the other in connection with the Agreement. Sequoia, FNB, HNB, Privee and Interim Bank expressly waive their rights under California Civil Code
Section 1542 which reads:

                  "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

         (g) Sequoia, FNB, HNB, Privee and Interim Bank agree to cooperate and use their respective best efforts to execute and deliver, or cause to be executed and delivered, such documents, certificates, amendments and other agreements as may be reasonably necessary or appropriate to carry out the purposes described in this Section 2.

         (h) Nothing in this Addendum shall be deemed to (or is intended to) amend, modify, replace or otherwise adversely affect any of the rights or remedies of the parties to the Agreement, other than as expressly set forth in this Section 2.

         3. Defined Terms. All capitalized terms used herein and not otherwise defined shall have the same meanings as assigned to such terms in the Agreement.

         4. Governing Law. This Addendum shall be governed by and construed in accordance with the laws of the State of California.

         5. Attorneys' Fees. In any action at law or suit in equity in relation to this Addendum, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

         6. Counterparts. This Addendum may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and those transmitted by facsimile shall be regarded as valid substitutes for the originals thereof.

         IN WITNESS WHEREOF, Sequoia, FNB, HNB, Privee and Interim Bank have caused this Second Addendum to Acquisition Agreement to be signed by their duly authorized officers as of the day and year first above written.


FIRST NATIONAL BANK                         SEQUOIA NATIONAL BANK
OF NORTHERN CALIFORNIA


By: /s/ THOMAS C. MCGRAW                    By: /s/ PETER T. PAUL
    -------------------------                   -------------------------
    Thomas C. McGraw                            Peter T. Paul
    Chief Executive Officer                     Chairman and
                                                Chief Executive Officer

By: /s/ JIM D. BLACK
    -------------------------
    Jim D. Black
    President


HEMISPHERE NATIONAL BANK                    PRIVEE FINANCIAL, INC.


By: /s/ WALTER R. COOK                      By: /s/ WALTER R. COOK
    -------------------------                   -------------------------
    Walter R. Cook                              Walter R. Cook
    Chairman and                                Chairman and
    Chief Executive Officer                     Chief Executive Officer


SNB INTERIM NATIONAL BANK


By: /s/ THOMAS C. MCGRAW
    -------------------------
    Thomas C. McGraw
    Chief Executive Officer

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